UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2011

AMP HOLDING INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53704	26-1394771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

100 Commerce Boulevard, Loveland, Ohio 45140
(Address of principal executive offices) (zip code)

513-297-3640
(Registrant's telephone number, including area code)

Copies to:
Stephen M. Fleming, Esq.
Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, New York 11570
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02	Unregistered Sales of Equity Securities

On October 31, 2011, Stephen Burns, a director and President of AMP Holding Inc. (the “Company”) loaned the Company $200,000.  In consideration of such loan, the Company issued Mr. Burns a Promissory Note which bears interest at 15% per annum and matures on November 30, 2011 (the “Maturity Date”).  If the principal is not paid by the Maturity Date, the Company shall issue Mr. Burns a common stock purchase warrant to acquire 100,000 shares of common stock exercisable for a term of two (2) years at an exercise price equal to the closing price on the Maturity Date.  Further, in the event that the aforementioned common stock purchase warrant is issued, the interest rate shall be decreased to 10% per annum.  The Note is secured by the assets of the Company equal to the value of the Note as set forth in that certain security agreement of the same date hereof; provided, however, Mr. Burns may only take action under such security agreement in the event that the Note is not paid in full on or prior to December 31, 2011.

The sale of the Note was completed on October 31, 2011. As of the date hereof, the Company is obligated on $200,000 in face amount of Notes issued to Mr. Burns. The Note is a debt obligation arising other than in the ordinary course of business which constitute a direct financial obligation of the Company.

The Note was offered and sold to Mr. Burns in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated thereunder. Mr. Burns is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

This descriptions of the above financing does not purport to be complete and are qualified in its entirety by reference to the financing documents, which are attached as exhibits hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

4.1	Promissory Note dated October 31, 2011

4.2	Security Agreement dated October 31, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMP HOLDING INC.

Date: November 4, 2011	By:	/s/ Paul V. Gonzales
Name: Paul V. Gonzales
Title: CFO

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